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EXHIBIT 10.14




                          PERSONAL SERVICES AGREEMENT


         AGREEMENT, dated as of the       day of              1997, among Euro
Tech (Far East) Limited, a Hong Kong corporation, having a place of business at 18/F Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong (the "Company"), Euro Tech Holdings Company Limited, a British Virgin Islands company, having its registered office located at Trust Net Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the "Parent"), Shereman Enterprises Ltd., a Hong Kong corporation having an office located at Room 907, Chong Kin Commercial Building, 596 Nathan Road, Mong Kok Kawloon, Hong Kong (the "Provider"), and T.C. Leung, an individual having an office c/o the Company, 18/F Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong (the "Executive").

         WHEREAS, the Company is principally engaged in the business of the distribution of water and waste water related process control, analytical and testing instruments, disinfection equipment, supplies and related automation systems in Hong Kong and the People's Republic of China; and

         WHEREAS, One Million ordinary shares of the share capital being the entire issued and paid up share capital of the Company are to be purchased by Parent upon successful completion of the Parent's initial public offering of securities (the "Acquisition"); and


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         WHEREAS, the Company desires that the Executive serve as its Chairman of the Board of Directors and Chief Executive Officer; and

         WHEREAS, Parent desires that the Executive serve as its Chairman of the Board of Directors and Chief Executive Officer; and

         WHEREAS, the Provider is in the business of providing management services; and

         WHEREAS, the Executive is in the Provider's employ; and

         WHEREAS, the Provider is willing to provide Executive's services to the Parent and Company, all in accordance with the conditions and other provisions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the promises and mutual representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree effective upon the consummation of the Acquisition as follows:

         1.      TERM: The term of this Agreement shall be for a period of five
(5) years commencing on the consummation of the Acquisition and terminating on the fifth anniversary date of the consummation of the Acquisition, subject to earlier termination as provided herein or unless extended by mutual consent of the parties.

         2. SERVICES: (A) Subject to the terms and conditions and for the compensation hereinafter set forth, the Parent and the Company hereby agree to engage Provider for and during the term of this Agreement to provide the services of Executive to the Parent and





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the Company to serve as the Chairman of the Board of Directors and Chief
Executive Officer of each. The Executive's powers and duties shall be those of an executive nature which are appropriate for a Chairman of the Board of Directors and Chief Executive Officer in accordance with the Parent's and Company's respective By-Laws; and Provider and Executive do hereby accept such engagement Provider agrees that Executive will devote his full business time to the affairs of the Parent and the Company. Executive shall report to the Boards of Directors of the Parent and the Company. Neither the Parent nor the Company shall require Executive to work in any location other than in proximity to his residence unless Provider and Executive consent in writing to such location.

         (B) During the term of this Agreement, Executive shall be furnished with office space and facilities commensurate with his position and adequate for the performance of his duties; he shall be provided with the perquisites customarily associated with the position of Chairman of the Board of Directors and Chief Executive Officer of the Parent and the Company.

         (C) During the term of this Agreement, the Parent shall be responsible (i) to pay to Provider the service charge set forth in Section 3;
(ii) reimburse Provider and/or Executive for expenses as provided in Section 4; and (iii) provide Executive with the benefits and vacation set forth in Section
5. As a separate and independent stipulation, the Company shall, as between the Provider and the Company, be liable to perform the obligations of the Parent





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under Sections 3, 4, 5, 7, or any other Section of this Agreement as the
Company were the principal obligor and not merely as surety. Accordingly, the Provider is not required to have first recourse against the Parent in respect of its default, and the Company hereby waives any right to require that, prior to any claim under or enforcement of this Agreement proceedings be taken against the Parent or any other person.

         (D) The Provider and Executive agree that Executive will submit to any medical examination(s) and provide any information and documents reasonably necessary for the Parent or the Company to obtain "Key Man" life insurance on the Executive's life in the sum of One Million United States Dollars (US $1,000,000).

         3. SERVICE CHARGE: During the initial first year of this Agreement, the Parent agrees to pay Provider, and Provider agrees to accept in exchange for the services of Executive, the sum of not less than One Hundred Thousand US Dollars (US $100,000) and six percent (6%) of the Company's consolidated pretax income. The service charge to the Provider after the initial first year of this Agreement is to be mutually agreed upon by the parties hereto payable in accordance with the Parent's policies, for services rendered by Executive hereunder.

         4. EXPENSES: The Parent shall reimburse Provider and/or Executive for all reasonable and actual business expenses incurred by him or it in connection with Executive's services to the Parent





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and the Company, upon submission by him of appropriate vouchers and expense account reports.

         5.      BENEFITS:

         (A) INSURANCE: In addition to the foregoing compensation, the Parent shall maintain family medical and dental insurance, life insurance in the amount of not less than Five Million US Dollars (US $5,000,000) on the life of Executive and for which Executive shall designate the beneficiary(ies), and long term disability insurance providing monthly disability benefits to Executive of not less than Thirty Thousand US Dollars (US $30,000). Executive and his dependents shall be entitled to participate in such other benefits as are extended to active executive employees of the Parent or the Company and their dependents including but not limited to pension, retirement, profit-sharing, stock option, bonus and incentive plans, group insurance, hospitalization, medical or other benefits made available by the Parent or the Company to their employees generally.

         (B) VACATION: Executive shall be entitled to take up to four (4) weeks of paid vacation annually at a time mutually convenient to the Parent, Company and Executive.

         6. RESTRICTIVE COVENANTS: (A) Provider and Executive recognize and acknowledge that the Parent and the Company, through the expenditure of considerable time and money, have developed and will continue to develop in the future information concerning customers, clients, marketing, business and operational methods of





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the Parent and the Company and their customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Parent or the Company, and that the same are confidential and proprietary, and are "confidential information" of the Parent and the Company. As additional consideration for this Agreement, Provider and Executive agree that they will not, without the consent of the Board of Directors of Parent, make any disclosure of confidential information now or hereafter possessed by the Parent or the Company to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Parent or the Company or their subsidiaries or affiliates and to others within or without the Parent or the Company as the Executive may deem necessary in order to conduct the Parent's or the Company's business and except (i) as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction or (ii) to enable Provider and/or Executive to receive legal advice in defending any claim or right with regard to the business of the Company or Far East or the matters contemplated by this Agreement. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Parent or the Company, is published or becomes part of the public domain through no fault of Executive or Provider; which is known to Executive or Provider prior to disclosure thereof to either of them by the Parent or the





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Company; or, after Executive is no longer in the service of the Parent and the
Company, which is thereafter disclosed to Executive or Provider by a third party which the Provider and/or the Executive is not aware that such third party is under any obligation of confidence or secrecy to the Parent or the Company with respect to such information at the time of disclosure. The provisions of this Section 6 shall continue in full force and effect notwithstanding any lawful termination of Executive's services under this Agreement for a period of one year following said termination of this Agreement.

         (B) Except in the ordinary course of his duties as Chairman of the Board of Directors and Chief Executive Officer, or in the furtherance of the business of the Parent or the Company, during the period from the date of this Agreement until one (1) year following the date on which his service with the Parent and the Company is lawfully and properly terminated, Executive will not, within Hong Kong, the People's Republic of China or the United States of America, directly or indirectly:

                 (i) own, manage, operate, control, participate in, or be connected with as an officer, employee, partner, creditor, or guarantor of any person, partnership, firm, or corporation that is engaged or about to become engaged in the Company's or Parent's business; or

                 (ii) persuade or attempt to persuade any employee of the Parent or the Company, or any individual who was an employee of the Parent or the Company during the three (3) month period prior to the lawful and proper termination of this Agreement, to leave Parent's or the Company's employ, or to become employed by any person or entity other than the Parent or the Company.





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         7.      TERMINATION:

         (A) DEATH: In the event of Executive's death ("Death") during the term of his engagement, Provider shall be entitled to payment of the service charge from date of Death to the expiration of one (1) year thereafter. In addition, Executive's beneficiary(ies) and/or dependents shall be entitled, for the same one year period, to continuation, at the Parent's or the Company's expense, of such benefits as are then being provided to them under Section 5(A) hereof, and any additional benefits as may be provided to dependents of the Parent's or the Company's executive officers in accordance with the terms of the Parent's or the Company's policies and practices. In addition, any options granted to Executive which have not, by the terms of the options, vested shall be deemed to have vested as of the date of his Death and shall thereafter be exercisable by Executive's beneficiary(ies) or estate for the maximum period of time allowed for exercise thereof under the terms of such options.

         (B)     DISABILITY:

                 (a) In the event Executive, by reason of physical or mental incapacity, shall be disabled ("Disability") for a period of at least six (6) consecutive months, the Parent shall have the option at any time thereafter to terminate Executive's services hereunder for Disability. Such termination will be effective thirty (30) days after the Board of Directors of Parent gives written notice of such termination to Provider, unless Executive shall have





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returned to the performance of his duties prior to the effective date of the notice. All obligations of the Parent or the Company hereunder shall cease upon the effectiveness of such termination, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Parent or the Company. In addition, for a period of one (1) year following termination of Executive's engagement for Disability, Executive and his dependents, as the case may be, shall continue to receive the benefits set forth under Section 5(A) hereof, during such one (1) year period, as well as such benefits as are extended to the Parent's and the Company's active executive employees and their dependents during such period. Any options granted to the Executive which have not, by the terms of the options, vested shall be deemed to have vested at the termination and shall thereafter be exercisable by the Executive, his beneficiary(ies), conservator or estate, as applicable, for the maximum period of time allowed for exercise thereof under the terms of such options.

                 (b) "Incapacity" as used herein shall mean the inability of the Executive due to physical or mental illness, injury or disease substantially to perform his normal duties as Chairman of the Board of Directors and Chief Executive Officer. Provider's service charge as provided for hereunder shall continue to be paid during any period of incapacity prior to and including the date on which Executive's engagement is terminated for Disability and for





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one (1) year following termination for Disability in accordance with Section
7(B)(a).



         (C)     BY THE PARENT FOR CAUSE:

                 (a) The Parent shall have the right, before the expiration of the term of this Agreement, to terminate this Agreement for cause (hereinafter "Cause"), and all service charges to Provider and Executive shall cease to accrue upon termination for Cause. For the purposes of this Agreement, the term "Cause" shall mean (i) Executive's conviction, after the date hereof, of a felony; (ii) the alcoholism or drug addiction of Executive; (iii) willful misconduct of Executive in connection with his duties hereunder; (iv) the determination by any regulatory or judicial authority (including any securities self-regulatory organization) that Executive directly violated, after the date hereof, any applicable securities law, any rule or regulation adopted thereunder, which determination results in the Parent's securities being delisted from trading on any exchange or quotation medium upon which such securities are listed or quoted; or (v) the continued and willful failure by Executive substantially and materially to perform his material duties hereunder.

                 (b) If the Parent elects to terminate this Agreement for Cause under Section 7(C)(a) above, such termination shall be effective thirty
(30) days after the Parent gives written notice of such termination to Provider and Executive. In the event of a termination for Cause in accordance with the provisions of Section





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7(C)(a), the Parent and the Company shall have no further obligation to the
Executive and Provider, except for the payment of all service charges and other vested options and benefits which have accrued through the date of such termination and any other benefits to which he or his dependents may be entitled by law. Any options granted to the Executive which have not, by the terms of the options, vested shall be deemed to have vested as of the date of the written notice of termination so given by the Parent under this Section and shall thereafter be exercisable by the Executive, his beneficiary(ies) or estate, as applicable, for the maximum period of time allowed for exercise thereof under the terms of such options.

         (D)     BY PROVIDER FOR REASON:

         Provider shall have the right to terminate this Agreement at any time for "reason" (herein designated and referred to as "Reason"). The term Reason shall mean (i) the failure to elect or appoint, or re-elect or re-appoint, Executive to, or removal or improperly attempted removal of Executive from, his positions as Chairman of the Board of Directors or Chief Executive Officer with the Parent or the Company, except in connection with the proper termination of this Agreement by reason of Cause, Death or Disability; (ii) a reduction in Provider's overall service charge or an adverse change in the nature or scope of the authorities, powers, functions or duties normally attached to the Executive's position with the Parent or the Company; (iii) the Parent's or the







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Company's failure or refusal to perform any obligations required to be performed in accordance with this Agreement after a reasonable notice and an opportunity to cure same; or (iv) if the amount of the service charge payable to the Provider at any time after the initial first year of this Agreement cannot be mutually agreed upon by the parties hereto.

         (E) SEVERANCE: In the event this Agreement shall be terminated by the Provider for Reason or by the Parent or the Company for other than Cause, Death or Disability: (1) the Provider shall thereupon receive as a termination fee a lump sum in the amount of the service charges which Provider would have received for a period of not less than one year; and (2) the Executive's (and his dependents') participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Parent or the Company, at no cost to him or them, for a period of one year from such termination; and (3) any options granted to Executive which have not, by the terms of the options, vested shall be deemed to have vested at the termination and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such options;

         (F) RESIGNATION: The Provider is entitled to terminate this Agreement without Reason prior to the expiration of the term hereof by two months notice in writing without any liability for damages or compensation to the Parent and/or the Company for early





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termination. Such notice of termination shall not be valid and effective unless it is signed by the Provider and counter-signed by the Executive. In the event Provider so terminates this Agreement without Reason prior to the expiration hereof, Provider shall receive any unpaid fixed service charge through such date and Executive shall receive such benefits to which he is entitled by law. Any options granted to the Executive which have not, by the terms of the options, vested shall be deemed to have vested as of the date of the notice of termination so given by the Provider under this Section and shall thereafter be exercisable by the Executive, his beneficiary(ies) or estate, as applicable, for the maximum period of time allowed for exercise thereof under the terms of such options.

         8. INDEMNIFICATION: The Parent and the Company hereby indemnify and hold Provider and Executive harmless to the extent of any and all claims, suits, proceedings, damages, losses or liabilities incurred by Provider or Executive and arising out of any acts or decisions done or made in the authorized scope of his services hereunder. The Parent and the Company hereby agree to pay all expenses, including reasonable attorney's fees, actually incurred by Provider and/or Executive in connection with the investigation of any such matter, the defense of any such action, suit or proceeding and in connection with any appeal thereon including the costs of settlements. Nothing contained herein shall





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entitle Provider or Executive to indemnification by the Parent or the Company in excess of that permitted under applicable law.

         9. WAIVER: No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to any party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

         10. GOVERNING LAW: The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of Hong Kong, and this Agreement and its provisions shall be construed according to the laws of Hong Kong, without regard to the principles of conflicts of law and the actual domiciles of the parties hereto.

         11. NOTICES: All notices, demands or other communications required or permitted to be given in connection with this Agreement shall be given in writing, shall be transmitted to the appropriate party by hand delivery, by certified mail, return receipt requested, postage prepaid or by overnight courier and shall be addressed





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to a party at such party's address shown on the first page hereof. A party may designate by written notice given to the other parties a new address to which any notice, demand or other communication hereunder shall thereafter be given. Each notice, demand or other communication transmitted in the manner described in this Section 11 shall be deemed to have been given and received for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by hand delivery or overnight courier) or (ii) presented for delivery during normal business hours, if such delivery shall not have been accepted for any reason.

         12. ASSIGNMENTS: This Agreement shall be binding upon and inure to the benefit of the parties and each of their permitted respective successors, assigns, heirs and legal representatives; provided, however, that Provider may not assign or delegate Executive's obligations, responsibilities and duties hereunder. Neither the Parent nor the Company may assign this Agreement without the prior written consent of the Executive.

         13. MISCELLANEOUS: This Agreement contains the entire understanding among the parties hereto and supersedes all other oral and written agreements or understandings among them with respect to the subject matter hereof. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.





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         14.     OBLIGATIONS OF A CONTINUING NATURE: It is expressly understood and agreed that the covenants, agreements and restrictions undertaken by or imposed on Provider, Executive, the Parent and the Company hereunder, which are stated to exist or continue after termination of this Agreement, shall exist and continue irrespective of the method or circumstances of such termination for the respective periods of time set forth herein.

         15. SEVERABILITY: The parties agree that if any of the covenants, agreements or restrictions contained herein are held to be invalid by any court of competent jurisdiction, the remainder of the other covenants, agreements, restrictions and parts thereof herein contained shall be severable so not to invalidate any others, and such other covenants, agreements, restrictions and parts thereof shall be given full effect without regard to the invalid covenant, agreement, restriction or part thereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.





EURO TECH (FAR EAST) LIMITED               SHEREMAN ENTERPRISES LTD.




By:___________________________             By:____________________________
   (An Authorized Officer or                  (An Authorized Officer or
   Director)                                  Director)




EURO TECH HOLDINGS COMPANY                 EXECUTIVE
LIMITED



By:___________________________             _______________________________
   (An Authorized Officer or               T.C. Leung
   Director)





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